Exhibit 10.42

MANAGEMENT SERVICES, LLC

1301 McKinney Street, Suite 2025

Houston, Texas 77010

713. 650.0500 | 713. 650.0502 Fax

www.ConwayMackenzie.com

ATLANTA | CHICAGO | DALLAS | DAYTON | DETROIT | FRANKFURT | HOUSTON | LONDON | LOS ANGELES | NEW YORK

November 8, 2011

Private and Confidential

Via Electronic Mail

Mr. Carl E. Lakey

President & Chief Executive Officer

Delta Petroleum Corporation

Denver, CO 80202

Re:	Interim Management and Financial Advisory Services

Dear Mr. Lakey:

This letter outlines the understanding (“Agreement”) between Conway MacKenzie Management Services, LLC (“CMS”) and Delta Petroleum Corporation (the “Company”), for the engagement of CMS to provide certain temporary employees to the Company to assist it in its financial management and restructuring as described below.

All defined terms shall, unless the context otherwise requires, have the meanings ascribed to them in Schedule 1.

We are prepared to commence this engagement immediately upon receipt of the retainer amount noted herein, notice of the effectiveness of the Company’s Directors and Officers insurance policy (“D&O Coverage”) as described in further detail below, and a copy of this Agreement signed by the Company.

TURNAROUND & CRISIS MANAGEMENT | TRANSACTION ADVISORY | LITIGATION SUPPORT | VALUATION & FORENSIC ANALYSIS

Mr. Carl E. Lakey

November 8, 2011

Objectives and Tasks

Effective immediately, CMS will provide John T. Young, Jr. to serve as the Company’s Chief Restructuring Officer (“CRO”) and an officer of the Company. In his capacity as CRO, Mr. Young will report to and be subject to the direct supervision of the Company’s Board of Directors (the “Board”). The Board will approve the appointment of Mr. Young as CRO, effective as of the execution date of this Agreement, and the Company will provide a copy of the applicable Board resolution to CMS. In addition to Mr. Young, CMS will provide the individuals set forth on Exhibit A hereto as temporary employees of the Company (herein referred to, collectively with the CRO, as the “Temporary Staff’), subject to the terms and conditions of this Agreement with the titles, pay rates and other descriptions set forth therein.

The roles of the CRO and other Temporary Staff will include working with you and your team to perform the following:

•	Provide oversight and support to the Company’s other professionals in connection with Acquisition and Divestiture efforts;

•	Provide oversight and assistance with the preparation of 13-week cash flow forecast, evaluate short-term liquidity requirements of the Company;

•	Provide oversight and assistance with the preparation of financial related disclosures required by the bankruptcy court, including the Schedules of Assets and Liabilities, the Statement of Financial Affairs and Monthly Operating Reports, if necessary, and disclosures by the Company in filings with the Securities and Exchange Commission and related disclosures;

•	Provide oversight and assistance with the preparation of financial information for distribution to creditors and others, including, but not limited to, cash flow projections and budgets, cash receipts and disbursements analysis of various asset and liability accounts, and analysis of proposed transactions for which Court approval is sought;

•	Participate in meetings and provide assistance to potential investors, potential lenders, any official committee(s) appointed in the case, the U.S. Trustee, other parties in interest, including contractual counterparties, and professionals hired by the same, as requested;

•	Evaluate and make recommendations in connection with strategic alternatives as needed to maximize the value of the Company;

•	Provide oversight and assistance with the preparation of analysis of creditor claims by type, entity, and/or individual claim, including assistance with the development of databases, as necessary, to track such claims;

Mr. Carl E. Lakey

November 8, 2011

•	Provide oversight and assistance with the evaluation and analysis of avoidance actions, including, fraudulent conveyances and preferential transfers, if necessary;

•	Provide testimony in litigation/bankruptcy matters as required;

•	Evaluate the cash flow generation capabilities of the Company for valuation maximization opportunities;

•	Provide oversight and assistance in connection with communications and negotiations with constituents including trade vendors, investors and other critical constituents to the successful execution of the Company’s near-term business plan;

•	Assist in development of a plan of reorganization and in the preparation of information and analysis necessary for the confirmation of a plan in chapter 11 proceedings, if necessary; and

•	Perform other tasks as agreed to among CMS, the Company and/or counsel to the Company.

Staffing

We will keep you informed as to our staffing and will not add additional Temporary Staff to the assignment without first consulting with you to obtain your concurrence that such additional resources are required and do not duplicate the activities of other employees or professionals. Temporary Staff may be assisted by other professionals at various levels who would also become Temporary Staff, as the tasks require.

The work of the Temporary Staff (other than the CRO) will be overseen by the CRO and will not be subject to Board supervision unless a staff member becomes an officer of the Company, in which case such CMS personnel shall be under the approval and direct supervision of the Board.

Access to Records

In order for us to perform our services, it will be necessary for our personnel to have access to certain books, records and reports of the Company, and to have discussions with Company personnel. Accordingly, we understand that the Company has agreed to cooperate with our personnel, and to make available its personnel and fully disclose any books, records and other sources from which data can be obtained and that the books, records and reports of the Company are of reasonable organization and quality.

Mr. Carl E. Lakey

November 8, 2011

Covenant Regarding Hiring of CMS Employees

The Company agrees that it will not extend an offer of employment to any Temporary Staff or other employee of CMS involved in this engagement for a period of one year following the date of the final invoice rendered by CMS for this engagement. This agreement does not prohibit the Company from making general solicitations for employment or from soliciting for employment any individuals who have ceased to be employees or agents of CMS prior to such solicitation.

Retention Applications

In the event the Company files for relief under chapter 11of title 11 of the United States Code (the “Bankruptcy Code”), (a) the Company agrees to file an appropriate motion prepared in consultation with CMS as to matters relating to our retention by the Company and provision of services as contemplated hereunder, within the first two weeks of the Company’s filing of a bankruptcy petition, which seeks the approval of the immediate assumption of this Agreement by the Company, (b) this Agreement shall be subject to the entry of a final order of the Court approving the assumption of this Agreement, (c) CMS may be required to provide services subsequent to the filing of the motion described in subsection (a) of this paragraph provided CMS is holding a retainer sufficient to compensate CMS for such services; and (d) CMS shall not be required to perform any additional services under this Agreement if the Court has entered an order denying a motion (i) to approve the assumption of this Agreement or (ii) to authorize the employment of CMS under the terms of this Agreement.

Engagement Fees

Fees for our services will be based upon the actual number of hours incurred at hourly rates ranging from $130 (paraprofessional) to $595 (senior managing director) and will be billed weekly (the “Hourly Fees”), together with out-of-pocket expenses incurred. Such billings are due upon receipt. Hourly rates are subject to periodic adjustment.

In the event the Company seeks protection under chapter 11 of the Bankruptcy Code, CMS and other Temporary Staff shall be compensated for their Services on a monthly basis in accordance with local bankruptcy rules via wire transfer under this Agreement at the rates set forth on Exhibit A. In addition to the fees set forth herein, the Company shall pay directly or reimburse CMS upon receipt of monthly billings, for all reasonable, documented, out-of-pocket expenses incurred in connection with this assignment such as travel, lodging, postage and actual telephone and facsimile charges, in accordance with local bankruptcy rules. For the avoidance of doubt, all fees and expenses incurred after the filing of a bankruptcy petition are subject to approval of the Bankruptcy Court.

Mr. Carl E. Lakey

November 8, 2011

In addition, we require a retainer of $100,000 to commence services. The retainer will be deposited into our client trust account and be applied as follows:

(A) in the event that the Company intends to file for bankruptcy protection, immediately prior to the filing of its bankruptcy petition under chapter 11 of the Bankruptcy Code (the “Petition Date”), CMS will apply the retainer to all amounts due to it; provided that amounts drawn against the retainer may include an estimate of fees and expenses incurred by CMS but not billed prior to the Petition Date. The excess retainer, if any, will be held by CMS for application to post-petition fees and expenses that are allowed by the bankruptcy court. If no such fees are allowed by the bankruptcy court, the excess retainer will be refunded to the Company, without interest, at the conclusion of the engagement, or

(B) if the Company does not file a bankruptcy petition, the retainer will be applied to CMS’s final invoice at the conclusion of the engagement and any excess retainer will be refunded to you, without interest, at that time.

If circumstances dictate, we reserve the right to increase our retainer amount accordingly.

Payment of engagement fees and out-of-pocket expenses is due upon receipt of invoices via wire transfer of U.S. funds in accordance with the accompanying instructions.

Engagement of Legal Counsel

CMS will have the right to obtain independent legal counsel to obtain advice with respect to its services under the Engagement upon prior notification to the Company of the purpose of such advice, and the Company’s agreement thereto. The Company will reimburse CMS upon demand for the reasonable fees and expenses of such independent legal counsel incurred as an expense by CMS up to $10,000 per calendar quarter, on a cumulative basis. Nothing in this paragraph limits the rights of CMS to employ counsel and to pay legal expenses, and any obligation of the Company or any other party to indemnify CMS for such expenses, in the event any claim is asserted against CMS or any litigation is commenced in connection with the Engagement.

Disclosures

To the best of our knowledge, we believe that CMS, its employees and its affiliates do not have any financial interest or business connection with the Company other than as contemplated by this Agreement, and we know of no fact or situation that would represent a conflict of interest for us with regard to the Company.

Mr. Carl E. Lakey

November 8, 2011

Relationship of the Parties

The parties intend that an independent contractor relationship will be created by this Agreement. As an independent contractor, CMS will have complete and exclusive charge of the management and operation of its business, including hiring and paying the wages and other compensation of all its employees and agents and paying all bills, expenses and other charges incurred or payable with respect to the operation of its business. Neither the Temporary Staff nor CMS will be entitled to receive from the Company any vacation pay, sick leave, retirement, pension or social security benefits, workers’ compensation, disability, unemployment insurance benefits, health or life insurance benefits, or any other employee benefits except as may be provided under the Company’s D&O Coverage. CMS will be responsible for all employment, withholding, income and other taxes incurred in connection with the operation and conduct of its business. Temporary Staff will not be considered employees of the Company.

Confidentiality

CMS agrees to keep, and to cause the Temporary Staff to keep, confidential all information obtained from the Company and neither CMS nor the Temporary Staff will disclose to any other person or entity, or use for any purpose other than specified herein, any information pertaining to the Company or any affiliate thereof which is either non-public, confidential or proprietary in nature (“Information”) that it obtains or is given access to during the performance of the services provided hereunder. The foregoing is not intended to nor shall be construed as prohibiting CMS or the Temporary Staff from disclosure pursuant to a valid subpoena or court order, but neither CMS nor such Temporary Staff shall encourage, suggest, invite or request, or assist in securing, any such subpoena or court order and the Temporary Staff shall immediately give notice of any such subpoena or court order by fax transmission to the Company. Furthermore, CMS and the Temporary Staff may make reasonable disclosures of information to other Temporary Staff pursuant to assignments hereunder. In addition, CMS and the Temporary Staff will have the right to disclose to others in the normal course of business the existence of this Agreement.

Information includes data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models, or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.

The Company acknowledges that all information (written or oral) generated by the Temporary Staff in connection with its engagement is intended solely for the benefit and use of the Company (limited to its management) in considering the transactions to

Mr. Carl E. Lakey

November 8, 2011

which it relates. The Company agrees that no such information shall be used for any other purpose or reproduced, disseminated, quoted or referred to with attribution to CMS at any time in any manner or for any purpose other than accomplishing the tasks referred to herein, without CMS’ prior approval (which shall not be unreasonably withheld) except as required by law.

Framework of the Engagement: Non-Audit

The Company acknowledges that it is hiring the CRO and other Temporary Staff to manage the Treasury and Financial Reporting functions, advise on the restructuring of business and other analysis and restructuring of the Company. This engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting or consulting engagement that is subject to the rules of the AICPA, the SSCS or other such state and national professional bodies. Further, we understand that we are entitled, in general, to rely on the accuracy and validity of the data disclosed to us or supplied to us by employees and representatives of the Company.

Indemnification

In consideration for our agreement to enter into this Agreement and to act as CRO and other Temporary Staff, the Company agrees to provide all CMS personnel acting as an officer of the Company, including John T. Young, Jr., as CRO, the most favorable indemnities provided by the Company to its officers and directors, whether under the Company’s by-laws, by contract, applicable law or otherwise (the “Company Indemnification”). The Company Indemnification is in addition to the indemnification afforded CMS under the attached Schedule 2, with the understanding, however, that to the extent the indemnification contained in Schedule 2 is broader than the Company Indemnification, the Company Indemnification will control. In the event that other Temporary Staff become officers of the Company, such individuals will be entitled to receive the same indemnification described above with respect to Mr. Young.

Limitation of Liability

CMS and any of its managers, members, officers, directors, employees, agents, affiliates, successors, heirs or assigns shall not be liable to the Company or to any of its equity holders for any loss or damage, except as such is finally adjudicated to be a direct result of CMS’ gross negligence or willful misconduct. CMS will in no case be liable for special, incidental, consequential, punitive or indirect loss or damage, including, but not limited to, lost profits, lost opportunities or lost savings, whether or not such are foreseeable or CMS has been advised of the possibility of such loss or damage. CMS’ liability, if any, under or in relation to this Agreement shall be limited in amount to fees paid to CMS by the Company hereunder.

Mr. Carl E. Lakey

November 8, 2011

Directors’ and Officers’ Insurance

The Company agrees that it will maintain its existing D&O Coverage and that the Company will cause Mr. John T. Young, Jr., or any CMS representative who succeeds Mr. Young as CRO and is approved by the Company in writing, to be named as an insured on such policy which D&O Coverage shall be a condition of the commencement of services under this Agreement.

Governing Law

This letter Agreement is governed by and construed in accordance with the laws of the State of Texas with respect to contracts made and to be performed entirely therein and without regard to choice oflaw principles thereof.

Termination and Survival

Either the Company or CMS may terminate this engagement at any time and for any reason whatsoever provided that, if terminated by either party, all professional fees and expenses due, both billed and unbilled, up through the time and date of termination shall become immediately due and payable and set off first against the retainer with any balance due to either the Company or to CMS paid immediately thereafter. The confidentiality, covenant regarding hiring of CMS employees, indemnification, limitation of liability and dispute resolution provisions of this agreement shall survive termination of CMS’ engagement by the Company.

Severability

If any term, provision or portion of this Agreement shall be determined to be invalid, void or unenforceable, the remainder of the terms, provisions and portions of this agreement letter shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Complete Understanding

This Agreement sets forth the entire understanding of the parties concerning the matters contained herein and supersedes all prior agreements, arrangements and communications, whether oral or written, with respect to the matters contained herein.

Modification

This Agreement may not be altered, modified or changed in any manner except by a writing duly executed by the parties hereto.

Mr. Carl E. Lakey

November 8, 2011

Notices

All notices required or permitted to be delivered under this letter agreement shall be sent, if to CMS, to the address set forth at the head of this letter, to the attention of Mr. Van E. Conway, and if to the Company, to the address set forth above to the attention of the Company’s General Counsel, or to such other name or address as may be given in writing to the other party. All notices under this agreement letter shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.

Mr. Carl E. Lakey

November 8, 2011

If you are in agreement with the foregoing terms of our engagement, please sign and date in acknowledgment in the space provided below and return via facsimile and via overnight mail one executed original of this Agreement. Upon receipt of this executed Agreement, the funding of the $100,000 retainer amount and notice of the effectiveness of the D&O Coverage, we will commence work immediately.

We appreciate this opportunity to be of assistance to the Company and look forward to working with you on this important matter.

We look forward to working with you.

Sincerely,

CONWAY MACKENZIE MANAGEMENT SERVICES, LLC

John T. Young, Jr.
Senior Managing Director

Acknowledged and agreed to:

Delta Petroleum Corporation

By:

Its:	CEO

Dated:	11/9/11

Mr. Carl E. Lakey

November 8, 2011

Exhibit A

Compensation

Name	Description	Hourly Rate
John T. Young, Jr.	Chief Restructuring Officer	$495	[1]
Kent J. Laber	Restructuring Manager	$465
Jeffrey N. Huddleston	Restructuring Manager	$425
R. Seth Bullock	Restructuring Manager	$400
Mary Katherine Turner	Restructuring Manager	$325
Kay-la Hughes	Restructuring Assistant	$185

The parties agree that Exhibit A can be amended from time to time to add or delete staff and the weekly billing shall be treated by the parties as such amendments, subject to Company approval.

Our fees of our other personnel that may become Temporary Staff for the Company from time to time under this Agreement will be based on the hours charged at our hourly rates, as follows:

Managing and Senior Managing Directors	$450 - $595
Senior Associates and Directors	$300 - $450
Administrative and Paraprofessional	$145 - $195

1.	Rate represents agreed upon discount from standard rate of $550 per hour. Upon entry of a Chapter 11 process standard rate will apply.

Mr. Carl E. Lakey

November 8, 2011

Schedule 1

Definitions and Interpretation

Agreement	The terms and conditions set out in this letter.

Confidential Information	All written information and materials which are marked confidential or which are by their nature clearly confidential obtained under or in connection with this Agreement other than:

• any information which is already in the public domain otherwise than as a result of a breach of this Agreement;

• any information which was rightfully in the possession of a Party prior to the disclosure by the other Party and acquired from sources other than the other Party, or

• any information obtained from a third party who is free to divulge such information.

Expenses	Costs and expenses which are incurred by CMS, its affiliates and its personnel in the performance of the Services.

Fees	The fees payable by the Company to CMS in accordance with Exhibit A.

General Terms and Conditions	The terms and conditions attached to and forming part of this Agreement.

Party or Parties	A party or the parties to this Agreement (as the case may be).

Personnel	Directors, officers, employees, agents, contractors and subcontractors.

Schedules	The Schedules attached to and forming part of this Agreement, as such schedules may be amended from time-to-time in accordance with this Agreement.

Services	The services to be provided by CMS under this Agreement.

Termination Date	The date on which this Agreement shall terminate.

Mr. Carl E. Lakey

November 8, 2011

Schedule 2

In the event that CMS or any of its affiliates, partners, officers, directors, shareholders, agents, employees or controlling persons (collectively, the “Indemnified Persons” and each, an “Indemnified Person”) becomes involved in any capacity in any claim, action, proceeding or investigation (collectively, “Actions”) brought by or against any person, including equity holders of the Company, in connection with or as a result of either CMS’ engagement or any matter referred to in this Agreement, the Company periodically will advance to the Indemnified Persons amounts necessary to pay their reasonable, documented, out-of-pocket legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided, however, that if it is finally found (in a non-appealable judgment) by a court of competent jurisdiction that any loss, claim, judgment, damage or liability of an Indemnified Person has resulted primarily from the gross negligence or willful misconduct of such Indemnified Person in performing the services that are the subject of this Agreement, such Indemnified Person shall repay such portion of the advanced amounts that is attributable to expenses incurred in relation to the act or omission of such Indemnified Person that is the subject of such non-appealable judgment. The Company also will indemnify and hold the Indemnified Persons harmless from and against any and all losses, claims, judgments, damages or liabilities to which such Indemnified Person may become subject under any applicable law, or otherwise, that is related to, arising out of, or in connection with either CMS’ engagement or any matter referred to in this Agreement and without regard to the exclusive or contributory negligence of any Indemnified Person except to the extent that it is finally found (in a non-appealable judgment) that any such loss, claim, damage of liability resulted primarily from the gross negligence, willful misconduct or bad faith of the Indemnified Persons in performing the services that are the subject of this Agreement.

Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under this Agreement, such Indemnified Person shall promptly notify the Company in writing; provided that failure to so notify the Company shall not relieve the Company from any liability that the Company may have on account of this indemnity or otherwise, except to the extent the Company shall have been materially prejudiced by such failure. The Company shall, if requested by the Indemnified Person, assume the defense of any such Action, including the employment of counsel reasonably satisfactory to the Indemnified Person. An Indemnified Person may retain separate counsel to represent it in the defense of any Action, which shall be at the expense of the Company if (i) the Indemnified Party does not request the Company to assume the defense of any such Action or the Company does not assume the defense of the Action within a reasonable period of time after being requested to assume the defense of the Action, or (ii) the Indemnified Person is advised by counsel in writing that there is an actual or potential conflict in the Company’s and the Indemnified Person’s respective interests or additional defenses are available to the Indemnified Person, which makes representation by the same counsel inappropriate; provided that in no event shall the Company be obligated to pay expenses for more than one counsel in any one jurisdiction for all Indemnified Persons in connection with any Action.

Mr. Carl E. Lakey

November 8, 2011

No Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its equity holders or creditors related to, arising out of, or in connection with, advise or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated in this Agreement or any Indemnified Person’s actions or inactions in connection with any such advise, services or transactions except to the extent any loss, claim, judgment, damage or liability is finally found (in a non-appealable judgment) by a court of competent jurisdiction to have resulted from the Indemnified Person’s gross negligence or willful misconduct.

If for any reason the foregoing indemnification is unavailable to an Indemnified Person or insufficient to hold it harmless, then the Company shall contribute to the amount paid or payable by the Indemnified Person as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect (i) the relative economic benefits to the Company and its equity holders, on the one hand, and to the Indemnified Persons, on the other hand, of the matters covered by this engagement; or (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such relative economic benefits but also the relative fault of the Company, on the one hand, and the Indemnified Persons, on the other hand, with respect to such loss, claim, damage or liability and any other relevant equitable considerations. For purposes of this paragraph, the relative economic benefits to the Indemnified Persons of the matters contemplated in this Agreement, shall be deemed to be the fees paid or to be paid to CMS under this Agreement; provided, however, that, to the extent permitted by applicable law, in no event shall the Indemnified Persons be required to contribute an aggregate amount in excess of the aggregate fees actually paid to CMS under this Agreement.

The reimbursement, indemnity and contribution obligations of the Company in this Schedule I shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of the Indemnified Persons, and shall be binding upon and inure to the benefit of any successors, heirs and personal representatives of the Company, the Indemnified Persons, any such affiliate and any such person.

The Company shall not be required to indemnify an Indemnified Person for any amount paid or payable by the Indemnified Person in the settlement of any action, proceeding or investigation without the written consent of the Company, which consent shall not be unreasonably withheld.